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                                                                   Exhibit 23.03



                         CONSENT OF INDEPENDENT AUDITORS


To the Plan Review Committee of Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement No. 2-58678 on Form S-8 of Citicorp of our report dated June 21, 2000 relating to the statements of net assets available for plan benefits of the Citibuilder 401(k) Savings Plan of Citibank, N.A. and participating companies as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits, for the years then ended, and the related supplemental schedules I, II and III which report appears in the December 31, 1999 annual report on Form 10-K/A-1 as an amendment to the 1999 Annual Report on Form 10-K of Citigroup.



/s/ KPMG LLP


June 28, 2000